Exhibit 99.4

The Provident Bank

Provident Bancorp, Inc.

3/5/15

PROPOSED MAILING AND INFORMATIONAL MATERIALS

INDEX

Produced by the Financial Printer

1.	Dear Depositor & Friends Letter*

2.	Dear Depositor & Friends Letter for Non Eligible Jurisdictions*

3.	Dear Potential Investor Letter*

4.	Dear Prospective Investor Letter - Used as a Cover Letter for States Requiring "Agent" Mailing*

5.-8.	Stock Q&A*

9.	Stock Order Form (page 1 of 2)*

10.	Stock Order Form Certification (page 2 of 2)*

11.	Stock Order Form Guidelines*

12	Community Meeting Invitation Card*

Produced by the Stock Information Center

13.	Dear Subscriber/Acknowledgment Letter - Initial Response to Stock Order Received

14.	Dear Interested Investor - No Shares Available Letter

15.	Welcome Stockholder Letter - For Initial DRS Statement Mailing

16.	Dear Interested Subscriber Letter - Subscription Rejection

17.	Letter for Sandler O’Neill Mailing to Clients*

18.	DRS Q&A

19.	Invitation Letter – Informational Meetings

20.	Tombstone (Meeting Advertisement)

21.	Tombstone (Offering Advertisement)

*Accompanied by a Prospectus

The Provident Bank

Dear Depositors and Friends of The Provident Bank:

We are pleased to announce that the Boards of Provident Bancorp, our mutual holding company parent, and Provident Bancorp, Inc. have approved a Plan of Stock Issuance under which Provident Bancorp, Inc. is offering common stock in a minority stock offering. Provident Bancorp will continue to own a majority of the shares of Provident Bancorp, Inc. The proceeds of the offering will enhance our capital base and support our continued growth. To continue our commitment to our local community, in conjunction with the stock issuance, we intend to establish a new charitable foundation, The Provident Community Charitable Organization, Inc., which we will fund with a contribution of cash and shares of our common stock. The foundation will be dedicated to supporting charitable causes within the communities in which we operate.

As a qualifying account holder of The Provident Bank as of the close of business on February 28, 2014, you may take advantage of your nontransferable rights to subscribe for shares of Provident Bancorp, Inc. common stock on a priority basis. The enclosed prospectus describes the stock offering in more detail. Please read the prospectus carefully before making an investment decision.

If you wish to subscribe for shares of common stock, please complete the enclosed stock order form and return it to Provident Bancorp, Inc., together with your payment for the shares, using the enclosed postage-paid envelope marked “STOCK ORDER RETURN” or by overnight delivery service to our Stock Information Center located at [Stock Information Center Address]. You may also hand deliver stock order forms at this location. We will not accept stock order forms at our other banking offices. Your order must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ___day, _____ __, 2015.

If you have any questions after reading the enclosed material, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

Sincerely,

David P. Mansfield

President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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The Provident Bank

Dear Depositor of The Provident Bank:

We are pleased to announce that the Boards of Provident Bancorp, our mutual holding company parent, and Provident Bancorp, Inc. have approved a Plan of Stock Issuance under which Provident Bancorp, Inc. is offering common stock in a minority stock offering. Provident Bancorp will continue to own a majority of the shares of Provident Bancorp, Inc. The proceeds of the offering will enhance our capital base and support our continued growth. To continue our commitment to our local community, in conjunction with the stock issuance, we intend to establish a new charitable foundation, The Provident Community Charitable Organization, Inc., which we will fund with a contribution of cash and shares of our common stock. The foundation will be dedicated to supporting charitable causes within the communities in which we operate.

We regret that we are unable to offer you common stock in the subscription offering because the laws of your jurisdiction require us to register (1) the to-be-issued common stock of Provident Bancorp, Inc. or (2) an agent of The Provident Bank to solicit the sale of such stock, and the number of eligible subscribers in your jurisdiction does not justify the expense of such registration.

If you have any questions, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

Sincerely,

David P. Mansfield

President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Provident Bancorp, Inc.

Dear Potential Investor:

We are pleased to provide you with the enclosed material in connection with the stock offering by Provident Bancorp, Inc. This information includes the following:

PROSPECTUS: This document provides detailed information about the operations of The Provident Bank and Provident Bancorp, Inc. and the proposed stock offering by Provident Bancorp, Inc. Please read it carefully before making an investment decision.

STOCK ORDER FORM: Use this form to subscribe for shares of common stock. Please complete the form and return it to Provident Bancorp, Inc., together with your payment for the shares, using the enclosed postage-paid envelope marked “STOCK ORDER RETURN” or by overnight delivery service to our Stock Information Center located at [Stock Information Center Address]. You may also hand deliver stock order forms at this location. We will not accept stock order forms at our other banking offices. Your order must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ___day, _____ __, 2015.

We are pleased to offer you this opportunity to become one of our stockholders. If you have any questions after reading the enclosed material, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

Sincerely,

David P. Mansfield

President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Sandler O’Neill + Partners, L.P.

Dear Prospective Investor:

At the request of The Provident Bank and its holding company, Provident Bancorp, Inc., we have enclosed material regarding the offering of common stock by Provident Bancorp, Inc. These materials include a prospectus and a stock order form, which offer you the opportunity to subscribe for shares of common stock of Provident Bancorp, Inc.

Please read the prospectus carefully before making an investment decision. If you have any questions after reading the enclosed material, please call the Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time, and ask for a Sandler O’Neill representative. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday. If you decide to subscribe for shares, your order, together with your payment for the shares, must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ___day, _____ __, 2014.

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. We should not be understood as recommending or soliciting in any way any action by you with regard to the enclosed material.

Sandler O’Neill & Partners, L.P.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Provident Bancorp, Inc.

Questions & Answers About Our Stock Offering

The Board of Trustees of Provident Bancorp, the mutual holding company parent company of The Provident Bank, and the Board of Directors of Provident Bancorp, Inc., currently the wholly-owned subsidiary of Provident Bancorp, have approved a Plan of Stock Issuance under which Provident Bancorp, Inc. is offering common stock in a minority stock offering. To continue our commitment to our local community, in conjunction with the stock issuance, we also intend to establish a new charitable foundation, The Provident Community Charitable Organization, Inc., which we will fund with a contribution of cash and shares of our common stock. This brochure provides answers to some of the most commonly asked questions relating to the stock offering and the foundation.

Provident Bancorp, Inc.’s prospectus that accompanies this brochure describes the stock offering in detail. Investing in common stock involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying prospectus before making an investment decision.

Q.	Why is Provident Bancorp, Inc. issuing stock?
A.	Our primary reason for conducting the stock offering is to support our continued growth and expansion. In recent years, we have been successful in growing both deposits and loans, and our objective is to continue that growth, which will enable us to better serve both existing and new customers. While we currently exceed all regulatory capital requirements, the proceeds from the offering will enable us to support our planned growth by increasing our overall capital and giving us the flexibility to redeem some or all of the preferred stock.

Q.	What is a minority stock offering?
A.	A minority stock offering means that the shares of stock being sold in the offering will represent less than 50% of the total shares of common stock of Provident Bancorp, Inc. outstanding at the completion of the offering. Our mutual holding company corporate structure will not change, Provident Bancorp will continue to own a majority of the common stock of Provident Bancorp, Inc. and Provident Bancorp, Inc. will continue to own all of the common stock of The Provident Bank.

Q.	What changes will occur as a result of the stock offering? Will the offering affect any of my deposit accounts or loans?
A.	No changes are planned in the way we operate our business. The stock issuance will have no effect on the staffing, products or services that we offer to our customers through our offices, and will not affect the balance or terms of any deposit account. Your deposits will continue to be federally insured to the fullest extent permissible by law. The terms, including interest rates, of your loans with us will also be unaffected.

Q.	Who can purchase stock in the subscription offering?
A.	The common stock of Provident Bancorp, Inc. is being offered in the subscription offering in the following order of priority:

1)	Eligible Account Holders - depositors of The Provident Bank with aggregate balances of $50 or more at the close of business on February 28, 2014.

2)	The Provident Bank’s tax-qualified employee stock benefit plans.

3)	Employees, officers, directors, trustees and corporators of The Provident Bank or Provident Bancorp who do not have a higher purchase priority.

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Q.	I am not eligible to purchase stock in the subscription offering. May I still place an order to purchase shares?
A.	Subject to the priority rights of qualifying depositors, the Bank’s stock benefit plans and employees, officers, directors, trustees and corporators in the subscription offering, common stock may be offered to the general public in a community offering, with priority to natural persons residing in the Massachusetts cities and towns of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, and the New Hampshire cities and towns of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham. The community offering may begin concurrently with, during or any time after, the subscription offering.

Q.	Am I guaranteed to receive shares if I place an order?
A.	No. It is possible that orders received during the offering period will exceed the number of shares being sold. Such an oversubscription would result in shares being allocated among subscribers starting with subscribers who are Eligible Account Holders. If the offering is oversubscribed in the subscription offering, no orders received in any community offering will be filled.

Q.	How many shares of stock are being offered, and at what price?
A.	Provident Bancorp, Inc. is offering a maximum of 4,222,800 shares of common stock at a price of $10.00 per share. The number of shares sold may be increased up to 4,856,220 as a result of demand for the shares of common stock or changes in market conditions. Provident Bancorp, Inc. must sell a minimum of 3,121,200 shares in order to complete the offering.

Q.	How much stock can I purchase?
A.	The minimum purchase is 25 shares ($250). As more fully described in the plan of stock issuance and in the prospectus, the maximum purchase by any person in the subscription or community offering is 15,000 shares ($150,000). In addition, no person, together with their associates, or a group of persons acting in concert may purchase more than 25,000 shares ($250,000) of common stock in the offering.

Q.	How do I order stock?
A.	If you decide to subscribe for shares, you must return your properly completed and signed stock order form, along with full payment for the shares, to Provident Bancorp, Inc. Your order must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ___day, _____ __, 2015. You may return your order form by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN” or by overnight delivery service to our Stock Information Center located at [Center Address]. You may also hand deliver stock order forms at this location. We will not accept stock order forms at our other banking offices.

Q.	How can I pay for my shares of stock?
A.	You can pay for the common stock by check, money order, or withdrawal from your deposit account or certificate of deposit at The Provident Bank. Checks and money orders must be made payable to Provident Bancorp, Inc. Withdrawals from a certificate of deposit at The Provident Bank to buy shares of common stock may be made without penalty.

Q.	Can I use my home equity line of credit at The Provident Bank to pay for shares of common stock?
A.	No. The Provident Bank cannot knowingly lend funds to anyone to purchase shares. This includes the use of funds available through a home equity line of credit.

Q.	When is the deadline to subscribe for stock?

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A.	A properly completed stock order form with the required full payment must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time on ___day, _____ __, 2015.

Q.	Can I subscribe for shares using funds in my IRA at The Provident Bank?
A.	No. Applicable regulations do not permit the purchase of common stock with your existing IRA or other qualified plan at The Provident Bank. To use these funds to subscribe for common stock, you need to establish a “self-directed” IRA with an unaffiliated trustee. The transfer of these funds takes time, so please make arrangements as soon as possible. However, if you intend to subscribe for common stock using your eligibility as an IRA account holder but plan to use funds from sources other than your IRA account, you need not close and transfer your IRA account. Please call our Stock Information Center if you need additional information.

Q.	Can I subscribe for shares and add someone else who is not on my account to my stock registration?
A.	No. Applicable regulations prohibit the transfer of subscription rights.

Q.	Can I subscribe for shares in my name alone if I have a joint account?
A.	No. With the exception of certain orders placed through an IRA, Keogh, 401(k) or similar plan, a name can be deleted only in the event of the death of a named eligible depositor.

Q.	I have custodial accounts at The Provident Bank with my minor children. May I use these accounts to purchase stock in the subscription offering?
A.	Yes. However, the stock must be registered in the custodian’s name for the benefit of the minor child. A custodial account does not entitle the custodian to purchase stock in his or her own name. If the child has reached the age of majority, the child must subscribe for the shares in his or her own name.

Q.	I have a business or trust account at The Provident Bank. May I use these accounts to purchase stock in the subscription offering?
A.	Yes. However, the stock must be purchased in the name of the business or trust. A business or trust account does not entitle the owner of or signatory for the business or the trustee to purchase stock in his or her own name.

Q.	Will payments for common stock earn interest until the offering closes?
A.	Yes. Any payment made by check or money order will earn interest at [interest rate]% from the date the order is processed to the completion or termination of the offering. Depositors who pay for their stock by withdrawal authorization will receive interest at the contractual rate on the account until the completion or termination of the offering.

Q.	Will dividends be paid on the stock?
A.	Following the completion of the stock offering, our board of directors will have the authority to declare dividends on the common stock. However, due to regulatory restrictions applicable to mutual holding companies, we do not currently anticipate paying cash dividends on our common stock.

Q.	Will my stock be covered by deposit insurance?
A.	No.

Q.	Where will the stock be traded?
A.	Upon completion of the stock offering, our shares of common stock are expected to trade on the Nasdaq Capital Market under the symbol “PVBC.”

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Q.	Can I change my mind after I place an order to subscribe for stock?
A.	No. After receipt, your order may not be modified or withdrawn.

Q.	If I purchase shares of common stock during the offering, when will I receive my stock?
A.	Physical stock certificates will not be issued. Our transfer agent will send you a stock ownership statement, via the Direct Registration System (DRS), by first class mail as soon as possible after the completion of the offering. Although the shares of Provident Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock ownership statement prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the statement will depend on arrangements you may make with a brokerage firm.

Q.	What is direct registration and DRS?
A.	Direct registration is the ownership of stock registered in your own name on the books of the Company, without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (“book entry”) on the books of Provident Bancorp, Inc. DRS is a system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration.

About The Foundation

Q.	What is The Provident Community Charitable Organization, Inc. and why is it being established?
A.	In keeping with our long standing commitment to the communities we serve, the plan of stock issuance provides for the establishment and funding of a charitable foundation to be known as The Provident Community Charitable Organization, Inc. Provident Bancorp, Inc. intends to contribute 2.0% of its outstanding shares of common stock and $250,000 in cash to fund the foundation. The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth.

Additional Information

Q.	What if I have additional questions or require more information?
A.	Provident Bancorp, Inc.’s prospectus that accompanies this brochure describes the stock offering in detail. Please read the prospectus carefully before making an investment decision. If you have any questions after reading the enclosed material, you may call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday. Additional material may only be obtained from the stock information center.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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[logo] **Provident Bancorp, Inc.**
Subscription & Community Offering Stock Order Form

Provident Bancorp, Inc.
Stock Information Center
[Center Address]
(___) ___-____

Expiration Date for Stock Order Forms:
Day, Month __, 2015
_:00 p.m., Eastern Time
(received not postmarked)

IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock. Copies of this form are not required to be accepted. Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares ➡ ________ *Subscription Price* **X 10.00 =** **(2) Total Payment Due** **$** ➡ ________

Minimum number of shares: 25 shares ($250)
Maximum number of shares: 15,000 shares ($150,000)
Maximum number of shares for associates or group: 25,000 shares ($250,000)
See Instructions.

(3) Employee/Officer/Director/Trustee/Corporator Information

(4) Payment by Check
Enclosed is a check, bank draft or money order payable to Provident Bancorp, Inc. in the amount indicated here. Total Check Amount **$** ➡ ________ .

(5) Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at The Provident Bank. There is no early withdrawal penalty for this form of payment. Individual Retirement Accounts maintained at The Provident Bank cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) To Withdraw	$ Withdrawal Amount
	➡	$ ➡ .
	➡	$ ➡ .

(6) Purchaser Information

Subscription Offering

☐ a. Check here if the purchaser listed in section 8 is an Eligible Account Holder with a deposit account(s) at The Provident Bank totaling $50.00 or more on February 28, 2014.

☐ b. Check here if you are an employee, officer, director, trustee or corporator of The Provident Bank or Provident Bancorp but are not an Eligible Account Holder.

Community Offering

Check one of the boxes below if (a) or (b) above does not apply.

☐ c. Check here if the purchaser listed in section 8 resides in any of the following: ***Massachusetts cities and towns*** of Amesbury, Merrimac, Newbury, Newburyport, Salisbury and West Newbury, or ***New Hampshire cities and towns*** of Brentwood, Exeter, Greenland, Hampton, Hampton Falls, Kensington, New Castle, Newfields, Newington, Newmarket, North Hampton, Portsmouth, Rye, Seabrook, South Hampton and Stratham. Indicate city or town of residence ______________________.

☐ d. Check here if the purchaser listed in section 8 does not reside in one of the cities or towns listed above.

Account Information
List below all accounts in which you had an ownership interest as of the applicable eligibility date as indicated in (a) above. **Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.** Use reverse side for additional space.

(7) Form of Stock Ownership and SS# or Tax ID#:

☐ Individual ☐ Joint Tenants ☐ Tenants in Common ☐ Fiduciary (i.e., trust, estate)
☐ Uniform Transfers to Minors Act (Indicate SS# of Minor only) ☐ Company/Corporation/ Partnership ☐ IRA or other qualified plan (Both Tax ID# & SS# for IRAs)

SS#/Tax ID# ➡
SS#/Tax ID# ➡

(8) Stock Registration and Address: Name(s) and address to appear on stock registration statement. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA and Keogh purchases).

Name ➡
Name continued ➡
Mail to– Street ➡
City ➡ State ➡ Zip Code ➡

(9) Telephone Daytime/Evening ➡ (   ) ➡ (   )

(10) Associates/Acting in Concert

(11) Acknowledgement - To be effective, this stock order form must be properly completed and physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on _____ __, 2015, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by Provident Bancorp, Inc., this stock order form may not be modified, withdrawn or canceled without Provident Bancorp, Inc.'s consent and if authorization to withdraw from deposit accounts at The Provident Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of stock issuance of Provident Bancorp, Inc. described in the accompanying prospectus. The undersigned hereby acknowledges receipt of the prospectus at least 48 hours prior to execution and delivery of this stock order form to Provident Bancorp, Inc. **Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another.** The Provident Bank, Provident Bancorp, and Provident Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer. **Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.**

By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form.

Bank Use

Signature ➡ Date **Signature** ➡ Date

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Item (6) Purchaser Information continued:
Bank Use	Account Number(s)	Account Title (Name(s) on Account)

Item (10) Associates/Acting In Concert continued:

If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or associates (as defined below) or by persons acting in concert with you (also defined below).

Name(s) listed on other stock order forms	Number of shares ordered	Name(s) listed on other stock order forms	Number of shares ordered

. Associate - The term “associate” of a particular person means:

(1) any corporation or organization (other than The Provident Bank, Provident Bancorp, Inc. or Provident Bancorp or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial shareholder;

(2) any trust or other estate in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

(3) any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of the Provident Bank, Provident Bancorp, Inc. or the Provident Bancorp.

Acting in concert – The term “acting in concert” means:

(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

CERTIFICATION FORM

I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY PROVIDENT BANCORP, PROVIDENT BANCORP, INC., THE PROVIDENT BANK, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY, OR THE DEPOSITORS INSURANCE FUND. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS.

I further certify that, before purchasing the common stock of Provident Bancorp, Inc. (the “Company”), I received a prospectus of the Company dated _____, 2015 relating to such offer of common stock. The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section, the risks involved in the investment in this common stock, including but not limited to the following:

Risks Related to Our Business

1.      A worsening of economic conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

2.      Our emphasis on commercial real estate, multi-family real estate, construction and land development and commercial business lending involves risks that could adversely affect our financial condition and results of operations.

3.      Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.

4.      Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

5.      If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

6.      Historically low interest rates may adversely affect our net interest income and profitability.

7.      Changes in interest rates could hurt our profits.

8.      Changes in the valuation of our securities portfolio could hurt our profits.

9.      The financial services sector represents a significant concentration within our investment portfolio.

10.    The building of market share through de novo branching and expansion of our commercial real estate and commercial business lending capacity could cause our expenses to increase faster than revenues.

11.    Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

12.    We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

13.    The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

14.    Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations, increase our costs of operations and decrease our efficiency.

15.    Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

16.    Legal and regulatory proceedings and related matters could adversely affect us or the financial services industry in general.

17.    Strong competition within our market area could hurt our profits and slow growth.

18.    Our success depends on hiring and retaining certain key personnel.

19.    Our business may be adversely affected by an increasing prevalence of fraud and other financial crimes.

20.    Managing reputational risk is important to attracting and maintaining customers, investors and employees.

21.    System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

22.    Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

23.    We are subject to environmental liability risk associated with lending activities.

24.    The dividend rate on our SBLF preferred stock will increase to 9.0% during the first quarter of 2016 if we have not redeemed the SBLF preferred stock, which would impact the net income available to holders of our common stock and earnings per share of our common stock.

Risks Related to the Offering

1.      The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

2.      Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

3.      Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

4.      The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2015.

5.      Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

6.      We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

7.      We will need to implement additional financial and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

8.      Our stock-based benefit plans will increase our expenses and reduce our income.

9.      The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans.

10.    We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

11.    Various factors may make takeover attempts more difficult to achieve.

12.    Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

13.    If we declare dividends on our common stock, Provident Bancorp will be prohibited from waiving the receipt of dividends.

14.    Failure to pay dividends on our SBLF preferred stock may have negative consequences, including limiting our ability to pay dividends in the future.

15.    We have never issued common stock and there is no guarantee that a liquid market will develop.

16.    You may not revoke your decision to purchase Provident Bancorp, Inc. common stock in the subscription or community offerings after you send us your order.

17.    The distribution of subscription rights could have adverse income tax consequences.

(By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws,

Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

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Provident Bancorp, Inc.
Stock Ownership Guide

Individual

Include the first name, middle initial and last name of the shareholder.  Avoid the use of two initials.  Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Dr.", "special account", "single person", etc.

Joint Tenants

Joint tenants with right of survivorship may be specified to identify two or more owners.  When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant.  All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common

Tenants in common may also be specified to identify two or more owners.  When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant.  All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act ("UTMA")

Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state.  There may be only one custodian and one minor designated on a stock certificate.  The standard abbreviation for Custodian is "CUST", while the Uniform Transfers to Minors Act is "UTMA".  Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state.  For example, stock held by John Doe as custodian for Susan Doe under the MA Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA MA (use minor's social security number).

Fiduciaries

Information provided with respect to stock to be held in a fiduciary capacity must contain the following:

•   The name(s) of the fiduciary.  If an individual, list the first name, middle initial and last name.  If a corporation, list the full corporate title (name).  If an individual and a corporation, list the corporation's title before the individual.

•   The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.

•   A description of the document governing the fiduciary relationship, such as a trust agreement or court order.  Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.

•   The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.

•   The name of the maker, donor or testator and the name of the beneficiary.

An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.

Stock Order Form Instructions

Items 1 and 2 - Number of Shares and Total Payment Due

Fill in the number of shares that you wish to purchase and the total payment due.  The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share.  The minimum purchase is 25 shares ($250) of common stock.  As more fully described in the plan of stock issuance outlined in the prospectus, the maximum purchase in all categories of the offering is 15,000 shares ($150,000) of common stock.  No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 25,000 shares ($250,000) of common stock.

Item 3 - Employee/Officer/Director/Trustee/Corporator Information

Check this box to indicate whether you are an employee, officer, director, trustee, or corporator of The Provident Bank or Provident Bancorp or a member of such person's immediate family. The term “immediate family” means: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

Item 4 - Payment by Check

If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to Provident Bancorp, Inc. Your funds will earn interest at The Provident Bank’s _________ rate until the stock offering is completed.

Item 5 - Payment by Withdrawal

If you pay for your stock by a withdrawal from a deposit account at The Provident Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account.  The total amount withdrawn should equal the amount of your stock purchase.  There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases.  This form of payment may not be used if your account is an Individual Retirement Account or a home equity line of credit.

Item 6 – Purchaser Information

Subscription Offering

a.  Check this box if the purchaser had a deposit account(s) at The Provident Bank totaling $50.00 or more on February 28, 2014 (“Eligible Account Holder”).

b.  Check this box if the purchaser is an employee, officer, director, trustee or corporator of The Provident Bank or Provident Bancorp who is not an Eligible Account Holder.

Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.

Note:  Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.

Community Offering

c. Check this box if you are a community member that resides in one of the preferred cities and towns (Indicate city or town of residence).

d. Check this box if you are a community member that does not reside in one of the preferred cities and towns.

Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address

Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7.  Complete the requested stock registration and mailing address in item 8.  The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock.  If you have any questions regarding the registration of your stock, please consult your legal advisor.  Stock ownership must be registered in one of the ways described above under "Stock Ownership Guide."  Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA and Keogh purchases).

Item 9 – Telephone Number(s) Indicate your daytime and evening telephone number(s). We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 – Associates/Acting in Concert

Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares.

Item 11– Acknowledgement

Please review the prospectus carefully before making an investment decision.  Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification.  Normally, one signature is required.  An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ___day, _____ __, 2015 or it will become void.

Delivery Instructions:  You may deliver your stock order form by mail using the enclosed stock order return envelope, or by hand delivery or overnight delivery service to our Stock Information Center.  Hand delivered stock order forms will only be accepted at this location.  We will not accept stock order forms at our other banking offices.

If you have any additional questions, or if you would like assistance in completing your stock order form, please call our Stock Information Center, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time.

Provident Bancorp, Inc. Stock Information Center: [Center Address]

(___) ___-____,

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Provident Bancorp, Inc.

An Invitation ***********	Community Meetings ***********

We cordially invite you to attend one of our community meetings to learn more about the opportunity to purchase newly issued shares of common stock of our holding company, Provident Bancorp, Inc.

❖   Members of senior management will discuss The Provident Bank’s operations, past performance and financial history.

❖   Officers of The Provident Bank will be available to respond to questions.

❖   There will be no sales pressure. You will receive Provident Bancorp, Inc. stock offering materials. Then you decide if the stock purchase matches your investment objectives.

Community meetings have been scheduled in _______. For meeting locations and to make a reservation, or to receive a prospectus and a stock order form, please call our Stock Information Center at (___) ___-____ Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

Provident Bancorp, Inc. (logo)

Holding Company for

The Provident Bank

Day, Month __

Location

Address

City, State Zip Code

❖

Day, Month __

Location

Address

City, State Zip Code

Provident Bancorp, Inc.

(logo)

Holding Company for

The Provident Bank

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Provident Bancorp, Inc.

_______ __, 2015

Dear Subscriber:

We hereby acknowledge receipt of your order and payment for Provident Bancorp, Inc. common stock at $10.00 per share. If you are issued shares, the shares will be registered as indicated above.

At this time, we cannot confirm the number of shares of Provident Bancorp, Inc. common stock that will be issued to you. Following completion of the stock offering, shares will be allocated in accordance with the plan of stock issuance. Once the offering has been completed, you will receive by mail from our transfer agent, [transfer agent name], confirmation indicating your ownership of Provident Bancorp, Inc. common stock.

Please retain this letter and refer to the batch and item number indicated below for any future inquiries you may have regarding this order.

If you have any questions, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time.

Provident Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Provident Bancorp, Inc.

_______ __, 2015

Dear Interested Investor:

We recently completed our subscription offering. Unfortunately, due to the demand for shares from persons with priority rights, stock was not available for our [Employees, Officers, Directors, Trustees and Corporators or community friends]. If your subscription was paid for by check, bank draft or money order, a refund of your funds with interest will be mailed promptly.

We appreciate your interest in Provident Bancorp, Inc. and hope you become an owner of our stock in the future. Our stock has commenced trading on the Nasdaq Capital Market under the symbol “PVBC.”

Provident Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

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Provident Bancorp, Inc.

_______ __, 2015

Welcome Stockholder:

We are pleased to enclose a statement from our transfer agent reflecting the number of shares of common stock of Provident Bancorp, Inc. (the “Company”) purchased by you at a price of $10.00 per share. The transaction closed on [Month day, 2015]. All stock sold in the subscription and community offering has been issued in book entry form through the direct registration system (“DRS”). No physical stock certificates will be issued.

Please examine this statement carefully to be certain that it properly reflects the number of shares you purchased and the names in which the ownership of the shares is to be shown on the books of the Company.

If you have any questions about your statement, please contact our transfer agent (by mail, telephone, or via the internet) as follows:

[Transfer Agent Name]

Attention: Investor Relations Department

Street

City, State Zipcode

1 (xxx) xxx-xxxx

email: xxxx.com

A short question and answer sheet regarding your DRS statement is enclosed for your information. If your subscription was paid for by check, bank draft or money order, interest and any refund due will be mailed promptly. Trading commenced on the Nasdaq Capital Market under the symbol “PVBC” on _______ __, 2015.

On behalf of the Board of Directors, Officers and employees of Provident Bancorp, Inc., I thank you for supporting our offering.

Sincerely,

David P. Mansfield

President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

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Provident Bancorp, Inc.

_______ __, 2015

Dear Interested Subscriber:

We regret to inform you that Provident Bancorp, Inc., the holding company for The Provident Bank, did not accept your order for shares of Provident Bancorp, Inc. common stock in its community offering. This action is in accordance with our plan of stock issuance, which gives Provident Bancorp, Inc. the absolute right to reject the order of any person, in whole or in part, in the community offering.

If your order was paid for by check, enclosed is your original check.

Provident Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

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Sandler O’Neill + Partners, L.P.

_______ __, 2015

To Our Friends:

We are enclosing material in connection with the stock offering by Provident Bancorp, Inc.

Sandler O’Neill & Partners, L.P. is acting as marketing agent in connection with the subscription and community offering, which will conclude at _:00 p.m., Eastern Time, on __________, 2015.

Members of the general public are eligible to participate. If you have any questions about this transaction, please call the Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

Sandler O’Neill & Partners, L.P.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Provident Bancorp, Inc. [LOGO]

DIRECT REGISTRATION: Holding Your Shares in Book Entry

Provident Bancorp, Inc. (the “Company”) has elected to require stockholders of Provident Bancorp, Inc. to use the Direct Registration System (“DRS”) as a means of recording and maintaining the registered shares they will receive as a result of the Company’s offering. This flyer outlines what DRS is and what it means to you as a registered stockholder.

What is DRS?

DRS is the system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration. Direct registration is the ownership of stock registered in your own name on the books of the Company, without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry on the books of the Company.

Why is the Company offering DRS?

DRS gives our stockholders several advantages:

➣	It eliminates the risk of loss or theft of your stock certificate and the potential cost and inconvenience of having to obtain a surety bond to replace a lost certificate; and
➣	It eliminates the need for you to store your certificates and retrieve them should you wish to transfer or sell your shares.

How will I know how many shares I own?

The Company’s transfer agent, Transfer Agent Name, will periodically send you an account statement showing you how many shares are held by you in book-entry.

What happens if I lose a DRS account statement?

If you need a duplicate statement of ownership, contact [Transfer Agent Name] and they will mail you a new one.

How can I transfer shares to my broker?

To transfer your shares to your brokerage account, provide your broker with:

➣  The most recent copy of your transfer agent account statement;

➣  The Social Security number on your account;

➣  Your transfer agent account number (which is on the statement);

➣  [Transfer Agent Name] DTC number, which is ____; and

➣  The number of whole shares held in book-entry that you wish to transfer to your brokerage account.

Your broker will request that your shares be delivered to your brokerage account through the Depository Trust Company’s Profile System.

If I have more questions, how can I get answers?

You can go on-line to the [Transfer Agent Name] website, www.___________.com, or call their Investor Relations Department at ____________ to speak to a representative.

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Provident Bancorp, Inc.

_______ __, 2015

Dear __________:

Provident Bancorp, Inc., the holding company for The Provident Bancorp, is offering common stock in a minority stock offering. We are raising capital to support The Provident Bank’s future growth.

To learn more about the stock offering, you are cordially invited to join members of our senior management team at [an informational meeting][a reception] to be held at _______on___ at _:00 _._, Eastern Time. A member of our staff will be calling to confirm your interest in attending the meeting.

If you would like additional information regarding the meeting or our stock offering, please call our Stock Information Center at (___) ___-____, Monday through Friday between the hours of 10:00 a.m. to 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

Sincerely,

David P. Mansfield

President and Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Provident Bancorp, Inc.

(logo)

An Invitation

To Attend a Community Meeting

Provident Bancorp, Inc., the holding company for The Provident Bancorp, is offering common stock in a minority stock offering. We are raising capital to support The Provident Bank’s future growth.

Up to 4,222,800 shares of Provident Bancorp, Inc. are being offered at a price of $10.00 per share.

If you would like to learn more about our stock offering, or would like to attend a community meeting, we invite you to obtain a prospectus and offering material by calling our Stock Information Center at (___) ___-___, Monday through Friday between the hours of 10:00 a.m. and 4:00 p.m. Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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Provident Bancorp, Inc.

(logo)

Provident Bancorp, Inc.
Commences Stock Offering

Provident Bancorp, Inc., the holding company for The Provident Bancorp, is offering common stock in a minority stock offering. We are raising capital to support The Provident Bank’s future growth.

Up to 4,222,800 shares of Provident Bancorp, Inc. are being offered at a price of $10.00 per share. As a member of the community served by The Provident Bank, you may have the opportunity to purchase shares in the offering.

If you would like to learn more about our stock offering, we invite you to obtain a prospectus and offering material by calling our Stock Information Center at (___) ___-___, Monday through Friday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Friday, May 22, through 12:00 noon Tuesday, May 26, in observance of the Memorial Day holiday.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

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